Exhibit 99.1

NEWS RELEASE

	Contacts:	Claire A. Hart, Senior Vice President
Alon USA Energy, Inc.
972-367-3649
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600
Media: Blake Lewis
Lewis Public Relations
214-269-2093
Ruth Sheetrit
SMG Public Relations
011-972-547-555551
Alon USA Reports First Quarter Earnings; Declares Quarterly Cash Dividend
Company schedules conference call for May 6, 2008 at 11:00 A.M. Eastern
     DALLAS, TEXAS, May 5, 2008 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the quarter ended March 31, 2008. Net loss for the first quarter of 2008 was ($33.6) million, or ($0.72) per share, compared to net income of $35.6 million, or $0.76 per share, for the same period last year. Excluding special items, Alon recorded a net loss of ($25.2) million, or ($0.54) per share, for the first quarter of 2008, compared to net income of $35.0 million, or $0.75 per share, for the same period last year.
     Special items for the first quarter of 2008 included $9.7 million of after-tax losses recognized in connection with the February 18, 2008 explosion and fire at its Big Spring refinery. These after-tax losses represent insurance deductibles and other incremental costs associated with the fire. The applicable insurance policies provide Alon with a combined single limit of $385 million for property damage, with a $2 million deductible, and business interruption coverage with a 45 day waiting period. Alon also has third party liability insurance which provides coverage with a limit of $150 million and a $5 million deductible.
     Special items for the first quarters of 2008 and 2007 also included $1.4 million and $0.6 million, respectively, of after-tax gains recognized on disposition of assets in connection with the contribution of certain pipeline and terminal assets to Holly Energy Partners, LP in the first quarter of 2005.
     In addition to the losses recognized in association with the fire, net income for the first quarter of 2008 compared to the first quarter of 2007 was reduced as a result of lower refinery throughput at the Big Spring refinery. Net income for the first quarter of 2008 was also adversely affected by lower asphalt and refinery margins at the California refineries due to increasingly higher costs of crude oil. The California refineries throughput for the first quarter of 2008 continued at reduced rates due to lower refinery margins.
     The combined refineries throughput for the first quarter of 2008 averaged 66,682 barrels per day (“bpd”), consisting of an average of 29,270 bpd at the Big Spring refinery and an average of 37,412 bpd at the California refineries compared to a combined average of 124,615 bpd in the first quarter of 2007, consisting of an average of 65,451 bpd at the Big Spring refinery and an average of 59,164 bpd at the California refineries. In addition to the shutdown due to the fire, the Big Spring refinery completed a scheduled turnaround in January 2008 to correct operational issues related to the catalytic reformer.

     Gulf Coast 3-2-1 crack spreads decreased to an average of $9.42 per barrel for the first quarter of 2008 compared to an average of $12.75 per barrel for the first quarter of 2007. West Coast 3-2-1 crack spreads decreased to an average of $16.53 per barrel for the first quarter of 2008 compared to an average of $32.49 per barrel for the first quarter of 2007. The WTI/WTS crude oil differentials for the first quarter of 2008 increased to an average of $4.67 per barrel compared to an average of $3.98 per barrel for the first quarter of 2007. Asphalt margins in the first quarter of 2008 were $42.31 per ton compared to $50.70 per ton in the first quarter of 2007.
     Jeff Morris, Alon’s President and CEO, commented, “The first quarter of 2008 has been the most challenging in the Company’s history due to the major fire at the Big Spring refinery combined with reduced industry-wide refining margins from higher crude oil costs. The higher crude oil costs have also reduced refinery margins and resulted in limited production at our California refineries. While the first quarter has been difficult, I am confident in our ability as an organization to meet these challenges and position our company for future growth opportunities. We remain very diligent in our efforts to return the Big Spring refinery to its full operating capacity. We achieved the first stage of operation at the Big Spring refinery with the re-start of the crude unit in a 35,000 barrels per day hydroskimmng mode on April 5. We expect to begin production and sale of rubber modified and ground tire rubber grades of asphalt by June 15. We are also making repairs to re-start the Fluid Catalytic Cracking Unit (FCCU), and our schedule is to complete the repairs by the end of July, which will allow us to operate at full capacity of 70,000 barrels per day.
     “While working on our rebuilding efforts at the Big Spring refinery, we continue the initiatives discussed in our latest conference call on March 6, 2008. We are proceeding with an initial public offering related to our retail and branded marketing businesses which we will seek to complete by year end. We are also continuing our evaluations of M&A activities that could potentially strengthen our Company.”
     Alon also announced today that its Board of Directors has approved the regular quarterly cash dividend of $0.04 per share. The dividend is payable on June 13, 2008 to shareholders of record as of May 30, 2008.
     The Company has scheduled a conference call for Tuesday, May 6, 2008, at 11:00 a.m. Eastern, to discuss the first quarter 2008 results. To access the call, please dial 800-218-8862, or 303-262-2140, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging on that site and clicking “Investors”. A telephonic replay of the conference call will be available through May 22, 2008 and may be accessed by calling 800-405-2236, or 303-590-3000, for international callers, and using the passcode 11112242. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at 713-529-6600 or email dmw@drg-e.com.
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns and operates four sour and heavy crude oil refineries in Texas, California and Oregon, with an aggregate crude oil throughput capacity of approximately 170,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 300 convenience stores in West Texas and New Mexico substantially under the 7-Eleven and FINA brand names and supplies motor fuels to these stores primarily from its Big Spring refinery. In addition, Alon supplies approximately 780 additional FINA branded stations.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
     This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
-Tables to follow-

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE
RESULTS OF OPERATIONS — FINANCIAL DATA
(ALL INFORMATION IN THIS PRESS RELEASE, EXCEPT FOR BALANCE SHEET
DATA AS OF DECEMBER 31, 2007 IS UNAUDITED)

CONSOLIDATED
	For the Three Months Ended
	March 31,
	2008	2007
	(dollars in thousands,
	except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales	$1,020,763	$965,905
Operating costs and expenses:
Cost of sales	968,997	811,261
Direct operating expenses	42,289	49,283
Selling, general and administrative expenses (1)	28,854	22,538
Net costs associated with fire	16,462	—
Depreciation and amortization (2)	13,745	14,442

Total operating costs and expenses	1,070,347	897,524

Gain on disposition of assets (3)	2,311	955

Operating income (loss)	(47,273)	69,336
Interest expense	(10,656)	(11,418)
Equity earnings of investees	316	604
Other income, net	745	890

Income (loss) before income tax expense and minority interest in income (loss) of subsidiaries	(56,868)	59,412
Income tax expense (benefit)	(21,093)	21,971

Income (loss) before minority interest in income (loss) of subsidiaries	(35,775)	37,441
Minority interest in income (loss) of subsidiaries	(2,197)	1,876

Net income (loss)	$(33,578)	$35,565

Earnings (loss) per share	$(0.72)	$0.76

Weighted average shares outstanding (in thousands)	46,782	46,757

Cash dividends per share	$0.04	$0.04

CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$(49,624)	$38,868
Investing activities	16,868	(8,876)
Financing activities	(4,724)	(5,662)

OTHER DATA:
Adjusted net income (loss) (4)	$(25,198)	$34,977
Earnings (loss) per share, excluding net costs associated with fire, net of tax and after-tax gain on disposition of assets (4)	$(0.54)	$0.75
Adjusted EBITDA (5)	(34,778)	84,317
Adjusted EBITDA, excluding $16,462 of net costs associated with fire (5)	(18,316)	84,317
Capital expenditures (6)	9,182	4,592
Capital expenditures for turnaround and chemical catalysts	1,609	4,674

	March 31, 2008	December 31, 2007
BALANCE SHEET DATA (end of period):
Cash, cash equivalents and short-term investments	$31,135	$95,911
Working capital	269,590	279,580
Total assets	1,468,410	1,581,386
Total debt	533,884	536,615
Total stockholders’ equity	343,418	387,767

REFINING AND UNBRANDED MARKETING SEGMENT (A)

	For the Three Months Ended
	March 31,
	2008	2007
	(dollars in thousands, except per
	barrel data and pricing statistics)
STATEMENT OF OPERATIONS DATA:
Net sales (7)	$772,039	$721,819
Operating costs and expenses:
Cost of sales	755,957	604,303
Direct operating expenses	30,473	38,447
Selling, general and administrative expenses	4,389	4,978
Net costs associated with fire	16,462	—
Depreciation and amortization	9,630	12,374

Total operating costs and expenses	816,911	660,102

Gain on disposition of assets (3)	2,311	1,024

Operating income (loss)	$(42,561)	$62,741

KEY OPERATING STATISTICS:
Total sales volume (bpd)	63,707	84,437
Per barrel of throughput:
Refinery operating margin — Big Spring (8)	$6.54	$13.99
Refinery operating margin — CA Refineries (8)	(0.39)	6.59
Refinery direct operating expenses — Big Spring (9)	5.93	3.89
Refinery direct operating expenses — CA Refineries (9)	4.31	2.91
Capital expenditures	7,702	3,839
Capital expenditures for turnaround and chemical catalysts	1,609	4,674

PRICING STATISTICS:
WTI crude oil (per barrel)	$98.00	$57.95
WTS crude oil (per barrel)	93.33	53.97
MAYA crude oil (per barrel)	81.15	45.42
Crack spreads (3/2/1) (per barrel):
Gulf Coast (10)	$9.42	$12.75
Group III (10)	10.10	15.00
West Coast (10)	16.53	32.49
Crack spreads (6/1/2/3) (per barrel):
West Coast (10)	$(0.86)	$9.35
Crude oil differentials (per barrel):
WTI less WTS (11)	$4.67	$3.98
WTI less MAYA (11)	16.85	12.53
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$2.431	$1.627
Gulf Coast low-sulfur diesel	2.811	1.796
Group III unleaded gasoline	2.449	1.672
Group III low-sulfur diesel	2.823	1.866
West Coast LA CARBOB (unleaded gasoline)	2.690	2.260
West Coast LA ultra low-sulfur diesel	2.799	1.939
Natural gas (per MMBTU)	$8.74	$7.18

(A)	Beginning with the three months ended March 31, 2008, our branded marketing business has been removed from the refining and marketing segment and combined with the retail segment. Information for the three months ended March 31, 2007 has been recast to provide a comparison to the current year results.

THROUGHPUT AND YIELD DATA: BIG SPRING

	For the Three Months Ended
	March 31,
	2008		2007
	Bpd	%	Bpd	%
Refinery throughput:
Sour crude	25,034	85.6	58,617	89.6
Sweet crude	2,378	8.1	2,373	3.6
Blendstocks	1,858	6.3	4,461	6.8

Total refinery throughput (12)	29,270	100.0	65,451	100.0

Refinery production:
Gasoline	13,976	48.0	30,517	47.2
Diesel/jet	7,640	26.2	18,856	29.1
Asphalt	3,098	10.6	6,956	10.7
Petrochemicals	1,402	4.8	4,768	7.4
Other	3,046	10.4	3,653	5.6

Total refinery production (13)	29,162	100.0	64,750	100.0

Refinery Utilization (14)		40.8%		90.8%
THROUGHPUT AND YIELD DATA: CALIFORNIA REFINERIES

	For the Three Months Ended
	March 31,
	2008		2007
	Bpd	%	Bpd	%
Refinery throughput:
Sour crude	10,702	28.6	21,463	36.3
Heavy crude	25,551	68.3	37,405	63.2
Blendstocks	1,159	3.1	296	0.5

Total refinery throughput (12)	37,412	100.0	59,164	100.0

Refinery production:
Gasoline	5,505	15.3	6,873	11.9
Diesel/jet	8,622	23.9	14,086	24.4
Asphalt	10,398	28.9	18,753	32.5
Light unfinished	0	0.0	2,503	4.3
Heavy unfinished	11,282	31.4	14,566	25.2
Other	197	0.5	997	1.7

Total refinery production (13)	36,004	100.0	57,778	100.0

Refinery Utilization (14)		50.0%		83.9%

ASPHALT SEGMENT

	For the Three Months Ended
	March 31,
	2008	2007
	( dollars in thousands,
	except per ton data)
STATEMENT OF OPERATIONS DATA:
Net sales	$103,940	$113,946
Operating costs and expenses:
Cost of sales (15)	92,135	95,795
Direct operating expenses	11,816	10,836
Selling, general and administrative expenses	1,386	557
Depreciation and amortization	532	497

Total operating costs and expenses	105,869	107,685

Operating income (loss)	$(1,929)	$6,261

KEY OPERATING STATISTICS:
Total sales volume (tons in thousands)	279	358
Sales price per ton	$372.54	$318.28
Asphalt margin per ton (16)	$42.31	$50.70
Capital expenditures	$213	$136
RETAIL AND BRANDED MARKETING SEGMENT (A)

	For the Three Months Ended
	March 31,
	2008	2007
	( dollars in thousands,
	except per gallon data)
STATEMENT OF OPERATIONS DATA:
Net sales	$309,254	$258,362
Operating costs and expenses:
Cost of sales (15)	285,375	239,385
Selling, general and administrative expenses	22,928	16,916
Depreciation and amortization	3,360	1,337

Total operating costs and expenses	311,663	257,638

Loss on disposition of assets	—	(69)

Operating income (loss)	$(2,409)	$655

KEY OPERATING STATISTICS:
Integrated branded fuel sales (thousands of gallons) (17)	54,158	66,671
Integrated branded fuel margin (cents per gallon) (17)	1.8	3.5
Non-integrated branded fuel sales (thousands of gallons) (17)	38,269	52,449
Non-integrated branded fuel margin (cents per gallon) (17)	(0.2)	0.2

Number of stores (end of period)	307	206
Fuel sales (thousands of gallons)	24,871	18,867
Fuel sales (thousands of gallons per site per month)	27	31
Fuel margin (cents per gallon) (18)	18.4	19.7
Fuel sales price (dollars per gallon) (19)	$3.10	$2.32
Merchandise sales	$58,455	$42,040
Merchandise sales (per site per month)	63	67
Merchandise margin (20)	31.4%	30.5%
Capital expenditures	$1,127	$495

(A)  Beginning with the three months ended March 31, 2008, our branded marketing business has been removed from the refining and marketing segment and combined with the retail segment. Information for the three months ended March 31, 2007 has been recast to provide a comparison to the current year results.

(1)	Includes corporate headquarters selling, general and administrative expenses of $151 and $87 for the three months ended March 31, 2008 and 2007, respectively, which are not allocated to our three operating segments.

(2)	Includes corporate depreciation and amortization of $223 and $234 for the three months ended March 31, 2008 and 2007, respectively, which are not allocated to our three operating segments.

(3)	Gain on disposition of assets reported in the three months ended March 31, 2008 and 2007 includes the recognition of deferred gain recorded primarily in connection with the contribution of certain product pipelines and terminals to Holly Energy Partners, LP in March 2005 (“HEP Transaction”).

(4)	The following table provides a reconciliation of net income (loss) under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) utilized in determining earnings (loss) per common share, excluding the after-tax loss on net costs associated with fire and after-tax gain on disposition of assets. Our management believes that the presentation of adjusted net income (loss) and earnings (loss) per common share, excluding these after-tax items, is useful to investors because it provides a more meaningful measurement of operating performance for evaluation of our Company’s results and for comparison to other companies in our industry.

	For the Three Months Ended
	March 31,
	2008	2007
	(dollars in thousands,
	except per share data)
Net income (loss)	$(33,578)	$35,565
Plus: Net costs associated with fire, net of tax	9,749	—
Less: Gain on disposition of assets, net of tax	(1,369)	(588)

Adjusted net income (loss)	$(25,198)	$34,977

Weighted average shares outstanding (in thousands)	46,782	46,757

Earnings (loss) per share, excluding net costs associated with fire, net of tax and after-tax gain on disposition of assets	$(0.54)	$0.75

(5)	Adjusted EBITDA represents earnings before minority interest in income (loss) of subsidiaries, income tax expense, interest expense, depreciation, amortization and gain on disposition of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of minority interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items which may vary for different companies for reasons unrelated to overall operating performance.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that minority stockholders have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from the Adjusted EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
     The following table reconciles net income (loss) to Adjusted EBITDA for the three months ended March 31, 2008 and 2007, respectively:

	For the Three Months Ended
	March 31,
	2008	2007
	(dollars in thousands)
Net income (loss)	$(33,578)	$35,565
Minority interest in income (loss) of subsidiaries	(2,197)	1,876
Income tax expense (benefit)	(21,093)	21,971
Interest expense	10,656	11,418
Depreciation and amortization	13,745	14,442
Gain on disposition of assets	(2,311)	(955)

Adjusted EBITDA	$(34,778)	$84,317

     Adjusted EBITDA, excluding $16,462 of net costs associated with fire, is presented to provide investors with a measure of Adjusted EBITDA that is comparable to adjusted net income (loss) which also excludes net costs associated with the fire at our Big Spring refinery.
(6)	Includes corporate capital expenditures of $140 and $122 for the three months ended March 31, 2008 and 2007, respectively, which are not allocated to our three operating segments.

(7)	Net sales include intersegment sales to our asphalt and retail and branded marketing segments at prices which approximate wholesale market price. These intersegment sales are eliminated through consolidation of our financial statements.

(8)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

(9)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring and California refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes.

(10)	A 3/2/1 crack spread in a given region is calculated assuming that three barrels of crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and low-sulfur diesel and the market value of WTI crude oil. We calculate the Group III 3/2/1 crack spread using the market values of Group III conventional gasoline and low-sulfur diesel and the market value of WTI crude oil. We calculate the West Coast 3/2/1 crack spread using the market values of West Coast LA CARB pipeline gasoline and ultra-low sulfur pipeline diesel and the market value of WTI crude oil. A 6/1/2/3 crack spread is calculated assuming that six barrels of a benchmark crude oil are converted, or cracked, into one barrel of gasoline, two barrels of diesel and three barrels of fuel oil. We calculate the West Coast 6/1/2/3 crack spread using the market values of West Coast LA CARB pipeline gasoline, LA ultra low-sulfur pipeline diesel, LA 380 pipeline CST (fuel oil) and the market value of WTI crude oil.

(11)	The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI/Maya, or light/heavy, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Maya crude oil.

(12)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(13)	Total refinery production represents the barrels per day of various finished products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refinery.

(14)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds. The decrease in refinery utilization at our Big Spring refinery is due to the fire on February 18, 2008 which ceased production at the refinery until limited operations were resumed on April 5, 2008. The decrease in refinery utilization at our California refineries is due to reduced throughput related to low refining margins.

(15)	Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(16)	Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(17)	Marketing sales volume represents branded fuel sales to our wholesale marketing customers located in both our integrated and non-integrated regions. The branded fuels we sell in our integrated region are primarily supplied by the Big Spring refinery. The branded fuels we sell in the non-integrated region are obtained from third-party suppliers. The marketing margin represents the margin between the net sales and cost of sales attributable to our branded fuel sales volume, expressed on a cents per gallon basis.

(18)	Fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents per gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(19)	Fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(20)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail convenience store industry to measure in-store, or non-fuel, operating results.
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